Exhibit 99.1
FOR IMMEDIATE RELEASE
Landmark Land Company, Inc. Declares $.10 Dividend
Upper Marlboro, MD., August 15, 2005 -— The Board of Directors of Landmark Land Company, Inc. (OTC:LLND) on August 15, 2005 declared a dividend of $.10 per share of the company’s common stock, payable in four quarterly installments of $.025 per share, to shareholders of record at the close of business on August 25, 2005, November 25, 2005, February 25, 2006 and May 25, 2006, respectively. The installments of dividend payments shall be payable on the first business day which is ten days after each record date.
Landmark Land Company, Inc. owns and manages for others interests in real estate and golf-oriented real estate developments in the U.S. and Europe.

CONTACT:	Gerald G. Barton
Chairman
Chief Executive Officer
Landmark Land Company, Inc.
2817 Crain Highway
Upper Marlboro, Maryland 20774
(301) 574-3330